Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF
CERTIFICATE OF INCORPORATION

Atrion Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: This Certificate of Amendment (the “Certificate of Amendment”) amends the Certificate of Incorporation of Atrion Corporation (the “Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on December 30, 1996 and has been duly adopted by the Board of Directors of Atrion Corporation (the “Corporation”) at a meeting of the Board of Directors of the Corporation on February 27, 2024 and by the stockholders of the Corporation on May 21, 2024 in accordance with Section 242 of the General Corporation Law of the State of Delaware.

SECOND: The Certificate of Incorporation is hereby amended to add the following as Article XIV:

ARTICLE XIV

14.01        To the fullest extent permitted by the Delaware General Corporation Law, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the officer derived any improper personal benefit, or (v) in any action by or in the right of the Corporation. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of the Corporation's stockholders, further reductions in the liability of the officers of a corporation for breach of fiduciary duty, then an officer of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article XIV by the stockholders of the Corporation shall not adversely affect any right or protection of any officer of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Cindy Ferguson, Vice President and Chief Financial Officer, Secretary, and Treasurer, this 21st day of May, 2024.

ATRION CORPORATION

By:	/s/ Cindy Ferguson
Cindy Ferguson
Vice President and Chief Financial Officer, Secretary, and Treasurer